Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES THIRD QUARTER 2022

FINANCIAL RESULTS

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the third quarter of 2022 were $14.7 million, up 1.7%, compared to $14.5 million for the third quarter of 2021
o	Disposable Protective Apparel segment sales increased by 16.2%, to $5.1 million, compared to $4.4 million for the same period of 2021
o	Building Supply segment sales decreased by $0.5 million, or 4.6%, to $9.6 million, compared to $10.1 million for the same period of 2021
●	Net income for the third quarter of 2022 was $0.5 million, or $0.04 per diluted share, compared to $0.8 million, or $0.06 per diluted share, for the third quarter of 2021
●	Cash and cash equivalents of $15.5 million and working capital of $50.6 million with no debt as of September 30, 2022

Nogales, Arizona – November 7, 2022 – Alpha Pro Tech, Ltd. (NYSE American: APT) (the “Company”), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and nine month periods ended September 30, 2022.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “Sales of disposable protective garments were significantly higher due to increased customer demand in the third quarter of 2022 compared to demand in the third quarter of 2021. Our customers’ supply chains were overstocked in the third quarter of 2021 due to record sales in the first six months of 2021, which led to lower sales in that quarter. Sales for the disposable protective garments also increased significantly in the third quarter of 2022, primarily due to improved sales to our major international channel partner. Sales of face masks in the third quarter of 2022 were down compared to the third quarter of 2021, which was still aided by increased COVID-19-related demand. Sales of face masks this quarter were in line with pre-pandemic levels, but are expected to be lower in the coming months as the market is saturated with face masks. Sales of face shields in the third quarter of 2022 were down compared to the third quarter of 2021 but more in line with pre-pandemic levels. Face shield sales are expected to be lower in the near term. We are continuing to work closely with our channel partners to uncover new end-customer sales opportunities.”

“Building Supply segment sales in the third quarter of 2022 saw synthetic roof underlayment sales achieve the second highest quarter on record, primarily due to increased sales of our economy TECHNO family of products by 7.8% compared to the third quarter of 2021, partially offset by an industry-wide decline in premium synthetic roof underlayment sales. There has been an overall retail level increase in inventory levels on economy roof underlayment products. The higher inventories, as well as a general retraction in the building and re-roofing markets are expected to continue, which could affect our sales in the near future. Housewrap sales in the third quarter of 2022 also declined as a result of a slowdown in new home construction starts and inventory stockpiles at the dealer side. One of our housewrap growth strategies is to pursue additional market share of the multi-family building market, through the education of architects and introducing new products, which are currently in development, to meet the needs of ever changing building code requirements and customers’ needs. Other woven material sales decreased in the third quarter of 2022 compared to the same period of 2021 by 12.3% due to decreased sales to our major customer, product overstocks and the economic slowdown. As a result, we now expect negative growth in the near term with this product line.

Core Building Supply product sales (house wrap and synthetic roof underlayment sales, excluding other woven material) in the third quarter of 2022 were the second highest quarter on record, next only to the third quarter of 2021. In addition, we have experienced the five highest quarters on record for the Building Supply segment over the past six quarters: the second and third quarters of 2021 and the first, second and third quarters of 2022. We have also experienced record quarters for the Building Supply segment in seven of the past eight quarters, as compared to each respective prior year comparative quarter,” added Hoffman.

Mr. Hoffman concluded, “The Building Supply segment has seen some softening during the third quarter of 2022 as a result of a slowdown in new home construction starts, re-roofing expenditures and inventory stockpiles at the dealer side. To counterbalance the slowdown in the single family construction segment, we continue to focus on expanding distribution into the multi-family and commercial construction segments. We expect to see a general slowdown in sales during the fourth quarter as new home construction starts continue to decrease but we do not expect it to be as severe as the deterioration in the broader construction market, since we are also expanding our distribution reach and market share to offset the reduction in construction spending. We are also working to expand our product offerings focused on the wall and roof weatherization side of the construction process. As these new products are introduced, we expect to see an increase in revenue based on completing the overall systems used in construction. Management is encouraged about our growth potential in the coming year. However, there is uncertainty in the economy in relation to interest rates, possible recession and the continued slowdown in building that could impact the Building Supply segment sales.”

Net Sales

Consolidated sales for the three months ended September 30, 2022 increased to $14.7 million, from $14.5 million for the three months ended September 30, 2021, representing an increase of $247,000, or 1.7%. This increase consisted of increased sales in the Disposable Protective Apparel segment of $715,000, partially offset by decreased sales in the Building Supply segment of $468,000.

Building Supply segment sales for the three months ended September 30, 2022 decreased by $468,000, or 4.6%, to $9.6 million, compared to $10.1 million for the three months ended September 30, 2021. The Building Supply segment decrease during the three months ended September 30, 2022 was primarily due to a 6.0% decrease in sales of housewrap and a 12.3% decrease in sales of other woven material, partially offset by an increase in sales of synthetic roof underlayment of 3.4%, compared to the same period of 2021.

The sales mix of the Building Supply segment for the three months ended September 30, 2022 was approximately 53% for synthetic roof underlayment, 41% for housewrap and 6% for other woven material. This compared to approximately 50% for synthetic roof underlayment, 43% for housewrap and 7% for other woven material for the three months ended September 30, 2021.

The Company has committed to increasing production capacity in our Building Supply segment by investing approximately $4.0 million in new equipment, a part of which became operational in the latter part of the third quarter of 2021. This equipment, which is expected to increase our production capacity, has been further delayed as a result of supply chain issues, and is now expected in the latter part of the fourth quarter of 2022 and is expected to be operational in the following quarter.

Sales for the Disposable Protective Apparel segment for the three months ended September 30, 2022 increased by $715,000, or 16.2%, to $5.1 million, compared to $4.4 million for the same period of 2021. This segment increase was due to a 33.0% increase in sales of disposable protective garments, partially offset by a 25.1% decrease in sales of face masks and a 5.6% decrease in sales of face shields.

The sales mix of the Disposable Protective Apparel segment for the three months ended September 30, 2022 was approximately 78% for disposable protective garments, 15% for face masks and 7% for face shields. This sales mix is compared to approximately 69% for disposable protective garments, 23% for face masks and 8% for face shields for the three months ended September 30, 2021.

Consolidated sales for the nine months ended September 30, 2022 decreased to $49.8 million from $55.4 million for the nine months ended September 30, 2021, representing a decrease of $5.7 million, or 10.3%. This decrease consisted of decreased sales in the Disposable Protective Apparel Segment of $8.1 million, partially offset by increased sales in the Building Supply segment of $2.4 million.

Building Supply segment sales for the nine months ended September 30, 2022 increased by $2.4 million, or 8.7%, to $30.7 million, compared to $28.2 million for the same period of 2021. The Building Supply segment increase was primarily due to an increase in sales of housewrap of 5.9%, an increase in sales of synthetic roof underlayment of 3.0%, and an increase in sales of other woven material of 75.1% compared to the same period of 2021.

Building Supply segment sales during the first nine months of 2022 experienced growth due to increased demand for our housewrap products, other non-woven products and, to a lesser extent, synthetic roof underlayment products. The housewrap family of products continued to grow with a 5.9% year to date increase over the prior year to date due to growth in new market share as well as high demand for new home construction in the first half of 2022. Other woven material sales increased year to date by 75.1% due to increased sales to our major customer, as well as a new customer. Synthetic roof underlayment sales increased by 3.0% compared to the first nine months of 2021, which was primarily due to robust sales of our economy TECHNO family of products that have increased 10.2% year to date, partially offset by an industry-wide decline in premium synthetic roof underlayment sales.

The sales mix of the Building Supply segment for the nine months ended September 30, 2022 was 47% for synthetic roof underlayment, 41% for housewrap and 12% for other woven material. This compared to 50% for synthetic roof underlayment, 42% for housewrap and 8% for other woven material for the nine months ended September 30, 2021.

Sales for the Disposable Protective Apparel segment for the nine months ended September 30, 2022 decreased by $8.1 million, or 29.9%, to $19.1 million, compared to $27.2 million for the same period of 2021. This segment decrease was due to a 22.6% decrease in sales of disposable protective garments, a 47.6% decrease in sales of face masks, and a 25.1% decrease in sales of face shields, all primarily due to increased customer demand associated with the pandemic in 2021. Although sales of disposable protective garments, face masks and face shields are down year to date compared to the same period in 2021, they are above pre-pandemic levels. In addition, our major international channel partner’s sales to its end users of our Disposable Protective Apparel products in 2022 have been significantly higher than pre-pandemic levels.

The sales mix of the Disposable Protective Apparel segment for the nine months ended September 30, 2022 was 67% for disposable protective garments, 21% for face masks and 12% for face shields. This sales mix is compared to 61% for disposable protective garments, 28% for face masks and 11% for face shields for the nine months ended September 30, 2021.

Gross Profit

Gross profit decreased by $124,000, or 2.5%, to $4.8 million for the three months ended September 30, 2022, from $4.9 million for the three months ended September 30, 2021. The gross profit margin was 32.7% for the three months ended September 30, 2022, compared to 34.1% for the three months ended September 30, 2021.

Gross profit decreased by $3.5 million, or 17.1%, to $16.9 million for the nine months ended September 30, 2022, from $20.4 million for the same period of 2021. The gross profit margin was 33.9% for the nine months ended September 30, 2022, compared to 36.7% for the same period of 2021.

Although the gross profit margin has been negatively affected in 2022 by significant increases in ocean freight and other transportation costs, ocean freight rates have started to come down. Additionally, our portfolio of products has been affected by much higher than normal raw material costs and increased labor costs. In the current environment, cost increases may rise more rapidly than our sales prices, which affects gross profit. In order to offset cost increases, the Company increased prices on many products during the latter part of the third quarter of 2022, which should have a positive effect in the coming quarters. Management expects the gross profit margin to improve next year, although continuing inflationary pressures could limit such improvements.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $86,000, or 2.2%, to $4.0 million for the three months ended September 30, 2022, from $3.9 million for the three months ended September 30, 2021. As a percentage of net sales, selling, general and administrative expenses increased slightly to 27.0% for the three months ended September 30, 2022, from 26.8% for the same period of 2021, primarily as a result of higher expenses.

Selling, general and administrative expenses decreased by $320,000, or 2.5%, to $12.3 million for the nine months ended September 30, 2022, from $12.7 million for the nine months ended September 30, 2021. As a percentage of net sales, selling, general and administrative expenses increased to 24.8% for the nine months ended September 30, 2022, up from 22.8% for the same period of 2021, primarily as a result of lower net sales.

Income from Operations

Income from operations decreased by $202,000, or 23.8%, to $647,000 for the three months ended September 30, 2022, compared to $849,000 for the three months ended September 30, 2021. The decreased income from operations was primarily due to a decrease in gross profit of $124,000 and an increase in selling, general and administrative expenses of $86,000, partially offset by a decrease in depreciation and amortization expense of $8,000. Income from operations as a percentage of net sales for the three months ended September 30, 2022 was 4.4%, compared to 5.9% for the same period of 2021.

Income from operations decreased by $3.2 million, or 45.1%, to $3.9 million for the nine months ended September 30, 2022, compared to $7.1 million for the nine months ended September 30, 2021. The decreased income from operations was primarily due to a decrease in gross profit of $3.5 million and an increase in depreciation and amortization expense of $30,000, partially offset by a decrease in selling, general and administrative expenses of $320,000. Income from operations as a percentage of net sales for the nine months ended September 30, 2022 was 7.8%, compared to 12.8% for the same period of 2021.

Other Income

Other income decreased by $98,000, or 86.7%, to $15,000 for the three months ended September 30, 2022, from $113,000 for the three months ended September 30, 2021. The decrease was due to a decrease in equity in income of unconsolidated affiliate of $125,000, partially offset by an increase in interest income of $27,000.

Other income decreased by $989,000 to a loss of $364,000 for the nine months ended September 30, 2022, from other income of $625,000 for the same period of 2021. The decrease was primarily due to a loss on fixed assets of $490,000, and a decrease in equity in income of unconsolidated affiliate of $536,000, partially offset by an increase in interest income of $37,000. The loss on fixed assets was due to equipment for the Disposable Protective Apparel segment that was ordered and not delivered and the Company has filed a lawsuit in this matter.

Net Income

Net income for the three months ended September 30, 2022 was $503,000, compared to net income of $766,000 for the three months ended September 30, 2021, representing a decrease of $263,000, or 34.3%. The decrease in net income was largely associated with lower gross margin as a result of increased freight and transportation costs, increased raw material costs and selling, general and administrative costs and a decrease in equity in income of unconsolidated affiliate. The net income decrease for the three months ended September 30, 2022 compared to the same period of 2021 was due to a decrease in income from operations of $202,000 and a decrease in other income of $98,000, resulting in a decrease in income before provision for income taxes of $300,000, partially offset by a decrease in provision for income taxes of $37,000. Net income as a percentage of net sales for the three months ended September 30, 2022 was 3.4%, and net income as a percentage of net sales for the same period of 2021 was 5.3%. Basic earnings per common share for the three months ended September 30, 2022, and 2021 were $0.04 and $0.06, respectively. Diluted earnings per common share for the three months ended September 30, 2022 and 2021 were $0.04 and $0.06, respectively.

Net income for the nine months ended September 30, 2022 was $2.7 million, compared to net income of $6.2 million for the same period of 2021, representing a decrease of $3.4 million, or 55.8%. The net income decrease comparing the 2022 and 2021 periods was due to a decrease in income from operations of $3.2 million and a decrease in other income of $989,000, resulting in a decrease in income before provision for income taxes of $4.2 million, partially offset by a decrease in provision for income taxes of $742,000. As mentioned above, the $490,000 loss on assets has negatively impacted our net income in 2022. Net income as a percentage of net sales for the nine months ended September 30, 2022 was 5.5%, and net income as a percentage of net sales for the same period of 2021 was 11.1%. Basic earnings per common share for the nine months ended September 30, 2022 and 2021 were $0.21 and $0.46, respectively. Diluted earnings per common share for the nine months ended September 30, 2022 and 2021 were $0.21 and $0.45, respectively.

Balance Sheet

As of September 30, 2022, the Company had cash and cash equivalents of $15.5 million compared to $16.3 million as of December 31, 2021. The decrease in cash from December 31, 2021 was due to cash used in investing activities of $349,000 and cash used in financing activities of $2.8 million, partially offset by cash provided by operating activities of $ 2.3 million. Working capital totaled $50.6 million and the Company’s current ratio was 27:1 as of September 30, 2022, compared to a current ratio of 20:1 as of December 31, 2021.

Inventory increased by $155,000, or 0.6%, to $25,124,000 as of September 30, 2022, from $24,969,000 as of December 31, 2021. The increase was due to an increase in inventory for the Building Supply segment of $1,504,000, or 17.2%, to $10,237,000, partially offset by a decrease in inventory for the Disposable Protective Apparel segment of $1,349,000, or 8.3%, to $14,887,000.

Colleen McDonald, Chief Financial Officer, commented, “During the three months ended September 30, 2022, we repurchased 259,200 shares of common stock at a cost of $1.1 million. As of September 30, 2022, we had repurchased a total of 19,204,617 shares of common stock at a cost of approximately $45.3 million through our repurchase program. We retire all stock upon repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities. As of September 30, 2022, we had $1.2 million available for additional stock purchases under our stock repurchase program.”

The Company currently has no outstanding debt and believes that the current cash balance will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future. The Company has made approximately $4.0 million in commitments for new equipment in order to increase production capacity in the Building Supply segment, of which $3.1 million has been paid as of September 30, 2022.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Specifically, these factors include, but are not limited to, changes in global economic conditions; the effects of the COVID-19 pandemic on our business and operations, the business and operations of those within our supply chain and global economic conditions generally; changes in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; our partnership with a joint venture partner; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; security breaches or disruptions to the information technology infrastructure; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2022	2021 (1)
Assets
Current assets:
Cash and cash equivalents	$15,517,000	$16,307,000
Accounts receivable, net of allowance for doubtful accounts of $58,000 and $64,000 as of September 30, 2022 and as of December 31, 2021, respectively	6,077,000	3,397,000
Accounts receivable, related party	1,222,000	1,383,000
Inventories	25,124,000	24,969,000
Prepaid expenses	4,569,000	6,943,000
Total current assets	52,509,000	52,999,000

Property and equipment, net	5,773,000	6,064,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	2,000	3,000
Right-of-use assets	1,959,000	2,648,000
Equity investment in unconsolidated affiliate	6,207,000	6,120,000
Total assets	$66,505,000	$67,889,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$272,000	$528,000
Accrued liabilities	747,000	1,250,000
Current portion of lease liabilities	895,000	883,000
Total current liabilities	1,914,000	2,661,000

Lease liabilities, net of current portion	1,115,000	1,817,000
Deferred income tax liabilities, net	791,000	791,000
Total liabilities	3,820,000	5,269,000
Commitments and contingincies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 12,477,306 and 13,115,341 shares outstanding as of September 30, 2022 and December 31, 2021, respectively	126,000	132,000
Additional paid-in capital	-	-
Retained earnings	62,559,000	62,488,000
Total shareholders' equity	62,685,000	62,620,000
Total liabilities and shareholders' equity	$66,505,000	$67,889,000

1)	The condensed consolidated balance sheet as of December 31, 2021 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Net sales	$14,722,000	$14,475,000	$49,756,000	$55,442,000

Cost of goods sold, excluding depreciation and amortization	9,904,000	9,533,000	32,884,000	35,089,000
Gross profit	4,818,000	4,942,000	16,872,000	20,353,000

Operating expenses:
Selling, general and administrative	3,970,000	3,884,000	12,341,000	12,661,000
Depreciation and amortization	201,000	209,000	641,000	611,000
Total operating expenses	4,171,000	4,093,000	12,982,000	13,272,000

Income from operations	647,000	849,000	3,890,000	7,081,000

Other income (loss):
Loss on fixed assets	-	-	(490,000)	-
Equity in income (loss) of unconsolidated affiliate	(13,000)	112,000	87,000	623,000
Interest income, net	28,000	1,000	39,000	2,000
Total other income (loss)	15,000	113,000	(364,000)	625,000

Income before provision for income taxes	662,000	962,000	3,526,000	7,706,000

Provision for income taxes	159,000	196,000	808,000	1,550,000

Net income	$503,000	$766,000	$2,718,000	$6,156,000

Basic earnings per common share	$0.04	$0.06	$0.21	$0.46

Diluted earnings per common share	$0.04	$0.06	$0.21	$0.45

Basic weighted average common shares outstanding	12,615,187	13,177,520	12,834,505	13,255,125

Diluted weighted average common shares outstanding	12,688,381	13,419,485	12,909,870	13,555,925

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